                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 12b-25

                        Commission File Number 000-26017

                           NOTIFICATION OF LATE FILING

    (Check One): {_} Form 10-KSB {_} Form 11-K {_} Form 20-F {X} Form 10-QSB
                                 {_} Form N-SAR

For Period Ended: March 31, 2008

[ ] Transition Report on Form 10-KSB
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: ___________________

Read attached instruction sheet before preparing form. Please print or type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
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PART I.  Registrant Information

RECLAMATION CONSULTING AND APPLICATIONS, INC.
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Full Name of Registrant

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Former Name if Applicable

940 Calle Amanecer, Suite E
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Address of Principal Executive Office (Street and Number)

San Clemente, California    92673
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City, State and Zip Code


PART II.  Rule 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

            (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]         (b)   The subject annual report, semi-annual report, transition
                  report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

            (C) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III.  Narrative

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

      The preparation of the Company's latest quarterly report on Form 10-QSB has taken longer than anticipated and could not be completed by the required filing date of May 15, 2008 without unreasonable effort and expense. The Company anticipates filing its quarterly report within the five-day extension period.

PART IV.  Other Information

(1) Name and telephone number of person to contact in regard to this notification

Mr. Mike Davies                                           (949) 542-7440
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(Name)                                            (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). {X} Yes {__} No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? {_} Yes {X} No



                  RECLAMATION CONSULTING AND APPLICATIONS, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date: May 16, 2008                         By: /s/ Mike Davies
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                                               Mike Davies
                                               Chief Executive Officer